Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Forms S-3 Nos. 33-96852, 333-82526, and 333-181173) of Mid-America
Apartment Communities, Inc.,
(2) Registration Statement (Form S-3 No. 333-180257) pertaining to the Dividend and Distribution
Reinvestment and Share Purchase Plan of Mid-America Apartment Communities, Inc.,
(3) Registration Statement (Form S-8 No. 333-123945) pertaining to the Non-Qualified Deferred Compensation Plan for Outside Company Directors of Mid-America Apartment Communities, Inc.,
(4) Registration Statement (Form S-8 No. 333-115834) pertaining to the Fourth Amended and
Restated 1994 Restricted Stock and Stock Option Plan and the 2004 Stock Plan of Mid-America
Apartment Communities, Inc., and
(5) Registration Statement (Form S-8 No. 33-91416) pertaining to the 1994 Employee Stock
Purchase Plan of Mid-America Apartment Communities, Inc.

of our reports dated September 16, 2011, September 19, 2011, September 19, 2011, September 21,
2011, January 16, 2012, and January 23, 2012, with respect to the statement of revenue and certain expenses of Alamo Ranch apartments, Hamptons at Hunton Park apartments, Avala at Savannah Quarters apartments, Tattersall at Tapestry Park apartments, Birchall at Ross Bridge apartments, and Aventura at Indian Lake apartments for the year ended December 31, 2010, included in Mid-America Apartment Communities, Inc.’s Current Report on Form 8-K filed with the Securities & Exchange Commission on February 24, 2012; and we further consent to the reference of our firm under the caption “Experts” in such registration statements and in any related prospectus and prospectus supplements.

/s/ Watkins Uiberall, PLLC

Memphis, Tennessee
February 22, 2013